Exhibit 99.1

REALOGY REPORTS FINANCIAL RESULTS
FOR THIRD QUARTER 2017

MADISON, N.J. (November 3, 2017) - Realogy Holdings Corp. (NYSE: RLGY), the largest full-service residential real estate services company in the United States, today reported financial results for the quarter ended September 30, 2017, including the following highlights:

•
Revenue was $1.7 billion, an increase of 2% compared with the third quarter of 2016, driven by increases in homesale transaction volume (transaction sides multiplied by average sale price) at the Company-owned brokerage segment (NRT) and Realogy Franchise Group (RFG).

•
The Company's combined homesale transaction volume increased 4% year-over-year, consisting of a 5% volume gain at RFG and a 4% volume gain at NRT, both driven by increases in average sales price. Realogy outperformed national averages on sales volume and transaction sides.

•
Net income was $95 million for the period, compared to $106 million in the same period in the prior year. Basic earnings per share was $0.70 compared with basic earnings per share of $0.74 in the third quarter of 2016.

•	Adjusted net income per share was $0.71 compared with adjusted net income per share of $0.75 in the third quarter of 2016. (See Table 1a).[1]

•
Operating EBITDA was $258 million, compared with $279 million in the third quarter of 2016. (See Table 5).[2] The decline was primarily attributable to higher commission splits due to the relative strength in NRT's West Coast operations and initiatives designed to attract and retain agents, as well as the impact of lower global relocation volume on Cartus results. The combined effects from hurricanes in Texas and Florida represented approximately $7 million of the decline, mostly at NRT and TRG.

•
Free Cash Flow for the third quarter was $249 million compared with $262 million in Q3 2016, a decrease of $13 million primarily due to lower net income. Year to date Free Cash Flow was $406 million, up from $358 million in the first nine months of 2016. (See Table 6).[3]

•	In the first nine months of 2017, Realogy returned $215 million of capital to stockholders through share repurchases and dividends.

•	NRT grew its agent count by 4.5% in the last 12 months to more than 50,000.
"While we experienced gains in both homesale transaction volume and revenue, Operating EBITDA was adversely affected by the higher commission splits, hurricanes, and weaker Cartus results," said Richard A. Smith, Realogy’s chairman and chief executive officer. "However, we continued to make progress on our strategic initiatives, including on our agent recruiting efforts, as evidenced by our strong retention rate and growing agent count. We also added new senior leadership talent to the organization, headlined by our new president and chief operating officer, Ryan Schneider. Going forward, we are focused on driving sustainable organic growth across our enterprise by strengthening the services we provide to affiliated agents, which we believe will result in continued recruiting success and improved agent productivity."
Anthony E. Hull, Realogy's executive vice president, chief financial officer and treasurer, said, "We remain on track to deliver more than $500 million in free cash flow for full year 2017 as a result of the strength of our business model and balance sheet."
In the third quarter of 2017, despite softness in the overall national housing market, RFG and NRT achieved a combined homesale transaction volume of approximately $141 billion, an increase of 4% compared with the third quarter of 2016. NRT homesale transaction sides remained flat and average homesale price increased 4%, while

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RFG reported a homesale transaction sides decrease of 1% and an average homesale price increase of 6%. Homesale transaction sides were muted due to low inventory levels as well as severe weather in certain regions.
In the title and settlement services sector, TRG was involved in the closing of approximately 50,000 transactions in the third quarter of 2017, reflecting a 2% increase in purchase units compared with the third quarter of 2016, and a 57% decrease in refinance units, which is consistent with industry trends.
In the relocation segment, while Cartus' performance in the third quarter was below last year, Cartus continues to be an important part of the Company's value proposition, generating highly qualified leads for its network of affiliated agents and helping them to build their businesses. Cartus generated referral opportunities to agents that resulted in approximately 24,000 homesale closings in the third quarter.
Looking Ahead
For the fourth quarter of 2017, Realogy expects to achieve overall homesale transaction volume gains in the range of 4% to 6% year-over-year. Based on the Company's closed and open sales activity in October, Realogy expects fourth quarter homesale transaction sides to increase between flat to 1% year-over-year and average homesale price to increase in the 4% to 5% range year-over-year. On a year-over-year basis, RFG volume in the fourth quarter is anticipated to increase between 3% to 5%, while NRT transaction volume is expected to increase by 7% to 9%.
For the full year 2017, Realogy expects to generate revenue of between $6.1 billion and $6.150 billion, driven by combined transaction volume gains of between 6% to 7% year-over-year. Realogy expects full year 2017 Operating EBITDA of between $725 million and $735 million, which includes the expected impact of our recruiting and retention efforts, natural disasters and charges related to its senior leadership transition. Based on the Operating EBITDA range noted above, the Company expects to generate Free Cash Flow of between $505 million and $520 million in 2017.
Capital Allocation
The Company returned $215 million of capital to stockholders through share repurchases and dividends in the first nine months of 2017. During the first nine months of 2017, Realogy repurchased approximately 5.9 million shares of common stock in the open market at a weighted average market price of $30.40 per share for a total of $178 million and returned an additional $37 million through quarterly cash dividends paid to stockholders. The Company had approximately 135.2 million shares of common stock outstanding as of September 30, 2017. Since the inception of our share repurchase program in February 2016, we have repurchased a total of 13.5 million of our outstanding shares for $394 million in the aggregate.
Balance Sheet
The Company ended the quarter with cash and cash equivalents of $348 million. Total long-term corporate debt, including the short-term portion, net of cash and cash equivalents (net corporate debt), totaled $3.2 billion at September 30, 2017. The Company's net debt leverage ratio4 was 3.9 times at September 30, 2017.
A consolidated balance sheet is included as Table 2 of this press release.
Investor Conference Call
Today, November 3, at 8:30 a.m. (EDT), Realogy will hold a conference call via webcast to review its third quarter 2017 results. The webcast will be hosted by Richard A. Smith, chairman and chief executive officer, and Anthony E. Hull, executive vice president, chief financial officer and treasurer. Ryan Schneider, Realogy’s newly announced president and chief operating officer will also be introduced during the presentation. The call with conclude with an investor Q&A period with management.
Investors may access the conference call live via webcast at ir.realogy.com or by dialing (888) 895-3527 (toll free); international participants should dial (706) 679-2250. Please dial in at least 5 to 10 minutes prior to start time. A webcast replay also will be available on the website.

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About Realogy Holdings Corp.
Realogy Holdings Corp. (NYSE: RLGY) is a technology-enabled leading provider of residential real estate services that is focused on empowering independent sales agents to best serve today’s consumers. Realogy delivers its services through its well-known industry brands including Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, Corcoran Group®, ERA®, Sotheby's International Realty® as well as NRT, Cartus, Title Resource Group and ZapLabsSM, an in-house innovation and technology development lab. Realogy’s fully integrated business model includes brokerage, franchising, relocation, mortgage and, title and settlement services. Realogy provides independent sales agents access to leading technology, best-in-class marketing and learning programs, and support services to help them become more productive and build stronger businesses. Realogy’s affiliated brokerages operate around the world with approximately 192,600 independent sales agents in the United States and approximately 94,000 independent sales agents in more than 100 other countries and territories. Realogy is headquartered in Madison, New Jersey.

Footnotes:
1 Adjusted net income (loss) is defined as net income (loss) before mark-to-market interest rate adjustments, former parent legacy items, restructuring charges and loss on the early extinguishment of debt.
2 Operating EBITDA is defined as EBITDA before restructuring costs, loss on the early extinguishment of debt and former parent legacy items.
3 Free Cash Flow is defined as net income (loss) attributable to Realogy before income tax expense (benefit), net of payments, interest expense, net, depreciation and amortization, capital expenditures, restructuring costs and former parent legacy costs (benefits), net of payments, loss on the early extinguishment of debt, working capital adjustments and relocation assets, net of change in securitization obligations.
4 Net corporate debt divided by EBITDA, as defined by the Senior Secured Credit Facility, for the twelve-month period ended September 30, 2017.
Forward-Looking Statements
Certain statements in this press release constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Holdings Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates" and "plans" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.
Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: adverse developments or the absence of sustained improvement in general business, economic and political conditions; adverse developments or the absence of improvement in the residential real estate markets including but not limited to continued low inventory levels, the lack of sustained improvement in the number of home sales and/or stagnant or declining home prices, low levels of consumer confidence, the impact of slow economic growth or future recessions and related high levels of unemployment in the U.S. and abroad, renewed high levels of foreclosures, seasonal fluctuations in the residential real estate brokerage business, and increasing mortgage rates and down payment requirements and/or constraints on the availability of mortgage financing; inability to achieve sales agent recruiting and retention goals and the inability to increase sales agent productivity; the Company's geographic and high-end market concentration, particularly with respect to its Company-owned brokerage operations; the Company's failure to enter into or renew franchise agreements or maintain its brands; risks relating to our outstanding debt and interest obligations; variable rate indebtedness which subjects the Company to interest rate risk; the Company's inability to access capital or refinance or repay existing indebtedness, or return capital to stockholders; the Company's inability to realize the benefits from acquisitions or the new mortgage origination joint venture that the Company has agreed to form with Guaranteed Rate, Inc.; any outbreak or escalation of hostilities on a national, regional or international basis; government regulation as well as legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to potential reform of the financing of the U.S. housing and mortgage markets and/or the Internal Revenue Code and changes in state or federal employment laws or

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regulations that would require reclassification of independent contractor sales agents to employee status, and wage and hour regulations; the Company's inability to sustain improvements in its operating efficiency and to achieve anticipated cost savings from its business optimization initiatives; any adverse resolution of litigation, governmental or regulatory proceedings or arbitration awards; the final resolution or outcomes with respect to Cendant's (our former parent) remaining contingent liabilities; and the failure or disruption of our operations, or the compromise of our systems or data, as a result of various causes, including cybersecurity attacks.
Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings "Forward-Looking Statements" and "Risk Factors" in our filings with the Securities and Exchange Commission, including our Quarterly Report filed on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, and our Annual Report on Form 10-K for the year ended December 31, 2016, and our other filings made from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.
Non-GAAP Financial Measures
This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release. See Tables 1a, 7 and 8 for definitions of these non-GAAP financial measures and Tables 1a, 4a, 4b, 5, 6 and 7 for reconciliations of the historical non-GAAP financial measures to their most comparable GAAP terms.
Because of the forward-looking nature of the Company’s forecasted non-GAAP financial measures, specific quantifications of the amounts that would be required to reconcile forecasted Operating EBITDA to forecasted net income and forecasted Free Cash Flow to forecasted net income are not readily determinable. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP measures to forecasted GAAP measures would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Investor Contacts:	Media Contact:
Alicia Swift	Mark Panus
(973) 407-4669	(973) 407-7215
alicia.swift@realogy.com	mark.panus@realogy.com

Jennifer Halchak
(973) 407-7487
jennifer.halchak@realogy.com

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Table 1

REALOGY HOLDINGS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Gross commission income	$1,250	$1,211	$3,505	$3,288
Service revenue	261	273	710	715
Franchise fees	111	107	296	280
Other	52	53	159	157
Net revenues	1,674	1,644	4,670	4,440
Expenses
Commission and other agent-related costs	887	834	2,462	2,256
Operating	394	400	1,162	1,158
Marketing	63	58	195	181
General and administrative	82	78	269	234
Former parent legacy cost (benefit), net	1	—	(10)	1
Restructuring costs	2	9	9	30
Depreciation and amortization	50	53	149	149
Interest expense, net	41	37	127	169
Loss on the early extinguishment of debt	1	—	5	—
Other income, net	—	(1)	—	(1)
Total expenses	1,521	1,468	4,368	4,177
Income before income taxes, equity in earnings and noncontrolling interests	153	176	302	263
Income tax expense	67	74	131	114
Equity in earnings of unconsolidated entities	(10)	(5)	(7)	(10)
Net income	96	107	178	159
Less: Net income attributable to noncontrolling interests	(1)	(1)	(2)	(3)
Net income attributable to Realogy Holdings	$95	$106	$176	$156

Earnings per share attributable to Realogy Holdings:
Basic earnings per share	$0.70	$0.74	$1.28	$1.07
Diluted earnings per share	$0.69	$0.73	$1.26	$1.06
Weighted average common and common equivalent shares of Realogy Holdings outstanding:
Basic	136.1	144.0	137.8	145.4
Diluted	138.1	145.1	139.4	146.6

Cash dividends declared per share (beginning in August 2016)	$0.09	$0.09	$0.27	$0.09

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Table 1a
REALOGY HOLDINGS CORP.
NON-GAAP RECONCILIATION
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(In millions, except per share data)
We present Adjusted net income and Adjusted earnings per share because we believe these measures are useful as supplemental measures in evaluating the performance of our operating businesses and provides greater transparency into our operating results.
Adjusted net income is defined by us as net income before: (a) mark-to-market interest rate swap adjustments, whose fair value is subject to movements in LIBOR and the forward yield curve and therefore are subject to significant fluctuations; (b) former parent legacy items, which pertain to liabilities of the former parent for matters prior to mid-2006 and are non-operational in nature; (c) restructuring charges as a result of the business optimization initiatives currently in progress; and (d) the loss on the early extinguishment of debt that results from refinancing and deleveraging debt initiatives. The gross amounts for these items as well as the adjustment for income taxes are shown in the table below.
Adjusted income per share is Adjusted net income divided by the weighted average common and common equivalent shares outstanding.
Set forth in the table below is a reconciliation of Net income to Adjusted net income for the three and nine months ended September 30, 2017, and 2016:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income attributable to Realogy Holdings	$95	$106	$176	$156
Addback:
Mark-to-market interest rate swap (gains) losses	—	(5)	4	40
Former parent legacy cost (benefit), net	1	—	(10)	1
Restructuring costs	2	9	9	30
Loss on the early extinguishment of debt	1	—	5	—
Adjustments for tax effect (a)	(2)	(2)	(3)	(28)
Adjusted net income attributable to Realogy Holdings	$97	$108	$181	$199

Earnings per share
Basic earnings per share:	$0.70	$0.74	$1.28	$1.07
Diluted earnings per share:	$0.69	$0.73	$1.26	$1.06

Adjusted earnings per share
Adjusted basic earnings per share:	$0.71	$0.75	$1.31	$1.37
Adjusted diluted earnings per share:	$0.70	$0.74	$1.30	$1.36

Weighted average common and common equivalent shares outstanding:
Basic:	136.1	144.0	137.8	145.4
Diluted:	138.1	145.1	139.4	146.6

(a)	Reflects tax effect of adjustments at an assumed tax rate of 40%.

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Table 2

REALOGY HOLDINGS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	September 30, 2017	December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$348	$274
Trade receivables (net of allowance for doubtful accounts of $10 and $13)	166	152
Relocation receivables	275	244
Other current assets	153	148
Total current assets	942	818
Property and equipment, net	272	267
Goodwill	3,704	3,690
Trademarks	748	748
Franchise agreements, net	1,311	1,361
Other intangibles, net	291	313
Other non-current assets	253	224
Total assets	$7,521	$7,421

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$152	$140
Securitization obligations	234	205
Due to former parent	18	28
Current portion of long-term debt	242	242
Accrued expenses and other current liabilities	442	435
Total current liabilities	1,088	1,050
Long-term debt	3,234	3,265
Deferred income taxes	518	389
Other non-current liabilities	216	248
Total liabilities	5,056	4,952
Commitments and contingencies
Equity:
Realogy Holdings preferred stock: $.01 par value; 50,000,000 shares authorized, none issued and outstanding at September 30, 2017 and December 31, 2016	—	—
Realogy Holdings common stock: $.01 par value; 400,000,000 shares authorized, 135,180,292 shares issued and outstanding at September 30, 2017 and 140,227,692 shares issued and outstanding at December 31, 2016	1	1
Additional paid-in capital	5,383	5,565
Accumulated deficit	(2,886)	(3,062)
Accumulated other comprehensive loss	(37)	(40)
Total stockholders' equity	2,461	2,464
Noncontrolling interests	4	5
Total equity	2,465	2,469
Total liabilities and equity	$7,521	$7,421

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Table 3a

REALOGY HOLDINGS CORP.
2017 vs. 2016 KEY DRIVERS

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017	2016	% Change		2017	2016	% Change
RFG (a)
Closed homesale sides	318,961	323,176	(1%)		866,956	861,254	1%
Average homesale price	$292,000	$275,325	6%		$287,558	$270,669	6%
Average homesale broker commission rate	2.49%	2.50%	(1	) bps	2.50%	2.51%	(1	) bps
Net effective royalty rate	4.42%	4.50%	(8	) bps	4.42%	4.50%	(8	) bps
Royalty per side	$334	$322	4%		$331	$318	4%
NRT
Closed homesale sides	95,236	95,605	—%		262,849	258,163	2%
Average homesale price	$506,418	$486,343	4%		$515,617	$487,781	6%
Average homesale broker commission rate	2.45%	2.46%	(1	) bps	2.45%	2.47%	(2	) bps
Gross commission income per side	$13,142	$12,681	4%		$13,358	$12,750	5%
Cartus
Initiations	39,608	40,556	(2%)		126,921	129,290	(2%)
Referrals	23,905	25,495	(6%)		64,392	68,526	(6%)
TRG
Purchase title and closing units (b)	43,764	42,932	2%		122,069	116,082	5%
Refinance title and closing units (c)	6,513	15,170	(57%)		21,370	36,100	(41%)
Average fee per closing unit	$2,115	$1,824	16%		$2,092	$1,865	12%
_______________

(a)	Includes all franchisees except for NRT.

(b)
The amounts presented for the three and nine months ended September 30, 2017 include 3,325 and 8,351 purchase units, respectively, as a result of the acquisitions completed prior to the third quarter of 2017.

(c)
The amounts presented for the three and nine months ended September 30, 2017 include 725 and 1,858 refinance units, respectively, as a result of the acquisitions completed prior to the third quarter of 2017.

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Table 3b

REALOGY HOLDINGS CORP.
2016 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	December 31, 2016
RFG (a)
Closed homesale sides	218,330	319,748	323,176	274,090	1,135,344
Average homesale price	$259,044	$273,900	$275,325	$277,037	$272,206
Average homesale broker commission rate	2.51%	2.51%	2.50%	2.49%	2.50%
Net effective royalty rate	4.51%	4.49%	4.50%	4.34%	4.46%
Royalty per side	$309	$319	$322	$313	$317
NRT
Closed homesale sides	64,244	98,314	95,605	77,536	335,699
Average homesale price	$493,125	$485,688	$486,343	$495,242	$489,504
Average homesale broker commission rate	2.46%	2.49%	2.46%	2.44%	2.46%
Gross commission income per side	$12,878	$12,732	$12,681	$12,760	$12,752
Cartus
Initiations	37,174	51,560	40,556	33,773	163,063
Referrals	16,893	26,138	25,495	18,751	87,277
TRG
Purchase title and closing units (b)	29,236	43,914	42,932	36,915	152,997
Refinance title and closing units (c)	9,703	11,227	15,170	14,819	50,919
Average fee per closing unit	$1,848	$1,919	$1,824	$1,907	$1,875
_______________

(a)	Includes all franchisees except for NRT.

(b)	The amounts presented for the year ended December 31, 2016 include 18,930 purchase units as a result of acquisitions.

(c)	The amounts presented for the year ended December 31, 2016 include 4,469 refinance units as a result of acquisitions.

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Table 4a
REALOGY HOLDINGS CORP.
SELECTED 2017 FINANCIAL DATA
(In millions)

	Three Months Ended
	March 31, 2017	June 30, 2017	September 30, 2017
Net revenues (a)
Real Estate Franchise Services	$170	$237	$224
Company Owned Real Estate Brokerage Services	897	1,392	1,267
Relocation Services	77	102	111
Title and Settlement Services	120	157	154
Corporate and Other	(61)	(95)	(82)
Total Company	$1,203	$1,793	$1,674

EBITDA (b)
Real Estate Franchise Services	$102	$166	$159
Company Owned Real Estate Brokerage Services	(26)	77	62
Relocation Services	1	27	37
Title and Settlement Services	2	26	21
Corporate and Other	(27)	(18)	(25)
Total Company	$52	$278	$254

Non-GAAP Reconciliation - EBITDA
Total Company EBITDA	$52	$278	$254

Less: Depreciation and amortization (c)	50	49	51
Interest expense, net	39	47	41
Income tax expense (benefit)	(9)	73	67
Net income (loss) attributable to Realogy Holdings	$(28)	$109	$95
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $61 million, $95 million and $82 million for the three months ended March 31, 2017, June 30, 2017, and September 30, 2017, respectively. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $8 million, $12 million and $11 million of intercompany referral commissions paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2017, June 30, 2017, and September 30, 2017, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)
Includes restructuring charges of $5 million in the Company Owned Real Estate Brokerage Services segment and $4 million related to the loss on the early extinguishment of debt in Corporate and Other for the three months ended March 31, 2017.

Includes a net benefit of $11 million of former parent legacy items and an $8 million expense related to the settlement of the Strader legal matter in Corporate and Other, and $2 million of restructuring charges as follows: $1 million in the Company Owned Real Estate Brokerage Services segment and $1 million in the Real Estate Franchise Services segment for the three months ended June 30, 2017.
Includes a net cost of $1 million of former parent legacy items and $1 million related to the loss on the early extinguishment of debt in Corporate and Other, and restructuring charges of $2 million in the Company Owned Real Estate Brokerage Services segment for the three months ended September 30, 2017.

(c)
Depreciation and amortization for the three months ended September 30, 2017 includes $1 million of amortization expense related to Guaranteed Rate Affinity's purchase accounting included in the "Equity in earnings of unconsolidated entities" line on the Condensed Consolidated Statement of Operations.

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Table 4b
REALOGY HOLDINGS CORP.
SELECTED 2016 FINANCIAL DATA
(In millions)

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2016	2016	2016	2016	2016
Net revenues (a)
Real Estate Franchise Services	$157	$221	$215	$188	$781
Company Owned Real Estate Brokerage Services	841	1,268	1,231	1,004	4,344
Relocation Services	83	109	116	97	405
Title and Settlement Services	111	149	164	149	573
Corporate and Other	(58)	(85)	(82)	(68)	(293)
Total Company	$1,134	$1,662	$1,644	$1,370	$5,810

EBITDA (b)
Real Estate Franchise Services	$92	$149	$153	$122	$516
Company Owned Real Estate Brokerage Services	(21)	78	74	6	137
Relocation Services	5	29	40	22	96
Title and Settlement Services	—	26	23	13	62
Corporate and Other	(21)	(19)	(20)	(18)	(78)
Total Company	$55	$263	$270	$145	$733

Non-GAAP Reconciliation - EBITDA
Total Company EBITDA	55	263	270	145	733

Less: Depreciation and amortization (c)	48	48	53	53	202
Interest expense, net	73	59	37	5	174
Income tax expense (benefit)	(24)	64	74	30	144
Net income (loss) attributable to Realogy Holdings	$(42)	$92	$106	$57	$213
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $58 million, $85 million, $82 million and $68 million for the three months ended March 31, 2016, June 30, 2016, September 30, 2016 and December 31, 2016, respectively. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $8 million, $13 million, $12 million and $10 million of intercompany referral commissions paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2016, June 30, 2016, September 30, 2016 and December 31, 2016, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)	Includes a net cost of $1 million and a net benefit of $3 million of former parent legacy items for the three months ended March 31, 2016 and December 31, 2016, respectively.
Includes $9 million, $12 million, $9 million and $9 million of restructuring charges for the three months ended March 31, 2016, June 30, 2016, September 30, 2016 and December 31, 2016, respectively.
The year ended December 31, 2016 includes a net benefit of $2 million of former parent legacy items and restructuring charges of $39 million.
The amounts broken down by business unit are as follows:

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2016	2016	2016	2016	2016
Real Estate Franchise Services	$—	$3	$1	$—	$4
Company Owned Real Estate Brokerage Services	2	7	6	7	22
Relocation Services	2	1	1	—	4
Title and Settlement Services	—	—	1	—	1
Corporate and Other	6	1	—	(1)	6
Total Company	$10	$12	$9	$6	$37

Realogy Reports Financial Results for Third Quarter 2017                            12

Table 5
REALOGY HOLDINGS CORP.
NON-GAAP RECONCILIATION - EBITDA AND OPERATING EBITDA
THREE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(In millions)
Set forth in the table below is a reconciliation of net income to EBITDA and Operating EBITDA for the three-month periods ended September 30, 2017 and 2016:

	Three Months Ended
	September 30, 2017	September 30, 2016
Net income attributable to Realogy	$95	$106
Income tax expense	67	74
Income before income taxes	162	180
Interest expense, net	41	37
Depreciation and amortization (a)	51	53
EBITDA	254	270
EBITDA adjustments:
Restructuring costs	2	9
Former parent legacy cost, net	1	—
Loss on the early extinguishment of debt	1	—
Operating EBITDA	$258	$279

(a)
Depreciation and amortization for the three months ended September 30, 2017 includes $1 million of amortization expense related to Guaranteed Rate Affinity's purchase accounting included in the "Equity in earnings of unconsolidated entities" line on the Condensed Consolidated Statement of Operations.

Set forth in the table below is a reconciliation of Operating EBITDA by reportable segments to the net income for the three months ended September 30, 2017 and 2016:

	Revenues				Operating EBITDA				Operating EBITDA Margin
	2017	2016	Change	% Change	2017	2016	Change	% Change	2017	2016	Change
RFG	$224	$215	$9	4%	$159	$154	$5	3%	71%	72%	(1)
NRT	1,267	1,231	36	3	64	80	(16)	(20)	5	6	(1)
Cartus	111	116	(5)	(4)	37	41	(4)	(10)	33	35	(2)
TRG	154	164	(10)	(6)	21	24	(3)	(13)	14	15	(1)
Corporate and Other	(82)	(82)	—	*	(23)	(20)	(3)	*
Total Company	$1,674	$1,644	$30	2%	$258	$279	$(21)	(8%)	15%	17%	(2)
Less: Restructuring costs					2	9
Former parent legacy cost, net					1	—
Loss on the early extinguishment of debt					1	—
Depreciation and amortization (a)					51	53
Interest expense, net					41	37
Income tax expense					67	74
Net income attributable to Realogy Holdings					$95	$106
_______________

*	not meaningful.

(a)
Depreciation and amortization for the three months ended September 30, 2017 includes $1 million of amortization expense related to Guaranteed Rate Affinity's purchase accounting included in the "Equity in earnings of unconsolidated entities" line on the Condensed Consolidated Statement of Operations.

Realogy Reports Financial Results for Third Quarter 2017                            13

Table 6
REALOGY HOLDINGS CORP.
NON-GAAP RECONCILIATION - FREE CASH FLOW
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(In millions)
A reconciliation of net income attributable to Realogy Holdings to Free Cash Flow is set forth in the following table:

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net income attributable to Realogy Holdings	$95	$106	$176	$156
Income tax expense, net of payments	65	68	121	101
Interest expense, net	41	37	127	169
Cash interest payments	(25)	(31)	(111)	(117)
Depreciation and amortization	50	53	149	149
Capital expenditures	(21)	(21)	(69)	(61)
Restructuring costs and former parent legacy items, net of payments	(1)	(1)	(19)	4
Loss on the early extinguishment of debt	1	—	5	—
Working capital adjustments	16	11	28	(38)
Relocation receivables (assets), net of securitization obligations	28	40	(1)	(5)
Free Cash Flow	$249	$262	$406	$358

A reconciliation of net cash provided by operating activities to Free Cash Flow is set forth in the following table:

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net cash provided by operating activities	$258	$308	$444	$411
Property and equipment additions	(21)	(21)	(69)	(61)
Net change in securitization	11	(25)	29	9
Effect of exchange rates on cash and cash equivalents	1	—	2	(1)
Free Cash Flow	$249	$262	$406	$358

Net cash used in investing activities	$(40)	$(105)	$(96)	$(163)
Net cash used in financing activities	$(90)	$(402)	$(276)	$(438)

Realogy Reports Financial Results for Third Quarter 2017                            14

Table 7

NON-GAAP RECONCILIATION - SENIOR SECURED LEVERAGE RATIO
TWELVE MONTHS ENDED SEPTEMBER 30, 2017
(In millions)
The senior secured leverage ratio is tested quarterly and may not exceed 4.75 to 1.00. The senior secured leverage ratio is measured by dividing Realogy's Group total senior secured net debt by the trailing twelve month EBITDA calculated on a Pro Forma Basis, as those terms are defined in the senior secured credit facilities. Total senior secured net debt does not include unsecured indebtedness, including the Unsecured Notes, or the securitization obligations. EBITDA calculated on a Pro Forma Basis, as defined in the senior secured credit facilities, includes adjustments to EBITDA for restructuring costs, former parent legacy cost (benefit) items, net, loss on the early extinguishment of debt, non-cash charges and incremental securitization interest costs, as well as pro forma cost savings for restructuring initiatives, the pro forma effect of business optimization initiatives and the pro forma effect of acquisitions and new franchisees, in each case calculated as of the beginning of the twelve-month period. The Company was in compliance with the senior secured leverage ratio covenant at September 30, 2017 with a ratio of 2.17 to 1.00.
A reconciliation of net income attributable to Realogy Group to EBITDA, Operating EBITDA and EBITDA as defined by the Senior Secured Credit Facility for the twelve months ended September 30, 2017 are set forth in the following table:

		Less	Equals	Plus	Equals
	Year Ended	Nine Months Ended	Three Months Ended	Nine Months Ended	Twelve Months Ended
	December 31, 2016	September 30, 2016	December 31, 2016	September 30, 2017	September 30, 2017
Net income attributable to Realogy Group (a)	$213	$156	$57	$176	$233
Income tax expense	144	114	30	131	161
Income before income taxes	357	270	87	307	394
Interest expense, net	174	169	5	127	132
Depreciation and amortization (b)	202	149	53	150	203
EBITDA (c)	733	588	145	584	729
EBITDA adjustments:
Restructuring costs					18
Former parent legacy benefit, net					(13)
Loss on the early extinguishment of debt					5
Operating EBITDA					739
Bank covenant adjustments:
Pro forma effect of business optimization initiatives (d)					25
Non-cash charges (e)					43
Pro forma effect of acquisitions and new franchisees (f)					7
Incremental securitization interest costs (g)					3
EBITDA as defined by the Senior Secured Credit Facility					$817
Total senior secured net debt (h)					$1,773
Senior secured leverage ratio					2.17	x
_______________

(a)
Net income attributable to Realogy consists of: (i) income of $57 million for the fourth quarter of 2016, (ii) a loss of $28 million for the first quarter of 2017, (iii) income of $109 million for the second quarter of 2017, and (iv) income of $95 million for the third quarter of 2017.

(b)
Depreciation and amortization for the nine months ended September 30, 2017 includes $1 million of amortization expense related to Guaranteed Rate Affinity's purchase accounting included in the "Equity in earnings of unconsolidated entities" line on the Condensed Consolidated Statement of Operations.

(c)
EBITDA consists of: (i) $145 million for the fourth quarter of 2016, (ii) $52 million for the first quarter of 2017, (iii) $278 million for the second quarter of 2017 and (iv) $254 million for the third quarter of 2017.

(d)	Represents the twelve-month pro forma effect of business optimization initiatives.

Realogy Reports Financial Results for Third Quarter 2017                            15

(e)
Represents the elimination of non-cash expenses, including $56 million of stock-based compensation expense less $12 million for the change in the allowance for doubtful accounts and notes reserves and $1 million of other items from October 1, 2016 through September 30, 2017.

(f)
Represents the estimated impact of acquisitions and franchise sales activity, net of brokerages that exited our franchise system as if these changes had occurred on October 1, 2016. Franchisee sales activity is comprised of new franchise agreements as well as growth through acquisitions and independent sales associate recruitment by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimates and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of October 1, 2016.

(g)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended September 30, 2017.

(h)
Represents total borrowings under the Senior Secured Credit Facility and borrowings secured by a first priority lien on our assets of $2,017 million plus $28 million of capital lease obligations less $272 million of readily available cash as of September 30, 2017. Pursuant to the terms of our Senior Secured Credit Facility and Term Loan A Facility, total senior secured net debt does not include our securitization obligations or unsecured indebtedness, including the Unsecured Notes.

***

NON-GAAP RECONCILIATION - NET DEBT LEVERAGE RATIO
TWELVE MONTHS ENDED SEPTEMBER 30, 2017
(In millions)
Net corporate debt divided by EBITDA, as defined by the Senior Secured Credit Facility, for the twelve-month period ended September 30, 2017 (referred to as net debt leverage ratio) is set forth in the following table:

	As of September 30, 2017
Revolver	190
Term Loan A	397
Term Loan A-1	344
Term Loan B	1,086
Senior Notes	450
Senior Notes	550
Senior Notes	500
Total Debt (excluding securitizations)	$3,517
Less: Cash and Cash Equivalents	$348
Net Corporate Debt	$3,169
EBITDA as defined by the Senior Secured Credit Facility	$817
Net Debt Leverage Ratio	3.9	x

Realogy Reports Financial Results for Third Quarter 2017                            16

Table 8

Non-GAAP Definitions
Adjusted net income (loss) is defined by us as net income (loss) before mark-to-market interest rate adjustments, former parent legacy items, restructuring charges and loss on the early extinguishment of debt. The gross amounts for these items as well as the adjustment for income taxes are presented. Adjusted income (loss) per share is Adjusted net income (loss) divided by the weighted average common and common equivalent shares outstanding. We present Adjusted net income (loss) and Adjusted earnings (loss) per share because we believe these measures are useful as supplemental measures in evaluating the performance of our operating businesses and provides greater transparency into our operating results.
EBITDA is defined by us as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes and is our primary non-GAAP measure. Operating EBITDA is defined by us as EBITDA before restructuring, loss on the early extinguishment of debt and former parent legacy items and is used as a supplementary financial measure.
We present EBITDA and Operating EBITDA because we believe they are useful as supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. Our management, including our chief operating decision maker, uses EBITDA as a factor in evaluating the performance of our business. EBITDA and Operating EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.
EBITDA and Operating EBITDA have limitations as analytical tools, and you should not consider EBITDA and Operating EBITDA either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash required for, our working capital needs;

•
these measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;

•	these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•	these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies may calculate these measures differently so they may not be comparable.
Free Cash Flow is defined as net income (loss) attributable to Realogy before income tax expense (benefit), net of payments, interest expense, net, depreciation and amortization, capital expenditures, restructuring costs and former parent legacy costs (benefits), net of payments, loss on the early extinguishment of debt, working capital adjustments and relocation assets, net of change in securitization obligations. We use Free Cash Flow in our internal evaluation of operating effectiveness and decisions regarding the allocation of resources, as well as measuring the Company's ability to generate cash. Since Free Cash Flow can be viewed as both a performance measure and a cash flow measure, the Company has provided a reconciliation to both net income attributable to Realogy Holdings and net cash provided by operating activities. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Free Cash Flow may differ from similarly titled measures presented by other companies.